RANGO ENERGY, INC (OTCBB: RAGO) 4651 SHELL ROAD, SUITE 140 RICHMOND, BC CANADA V6X 3M3 T: 1-888-224-6039 www.rangoenergy.com

NEWS RELEASE

Rango Energy Signs Letter of Intent to Develop Significant Oil & Gas Assets

  Phase One drilling to develop Marble Falls and Barnet Shale formations to commence within 45 days

Mineral Wells, Texas May 15, 2013 - Rango Energy Inc. (OTCBB: RAGO), an oil and gas exploration and development company, is pleased to announce that it has signed a Letter of Intent with Proco Operating Co., Inc., based in Graford, Texas for a 75% working Interest on approximately 6,000 acres located in the Ft. Worth Basin in North Central Texas.

Phase One Drilling of vertical and horizontal wells on leases totaling 1,280 acres to develop prospective Marble Falls and Barnett Shale formations is slated to commence within 45 days. The Marble Falls Limestone formation, the project's primary objective, is a 350 to 450 ft. thick early Pennsylvanian carbonate reservoir overlying the Barnett Shale.

In the past four years, the Marble Falls/Barnett combination oil and natural gas wells have been developed by major independent oil and natural gas companies drilling over 1,200 wells in the area utilizing the "slick water" fracturing methods first pioneered in the North Texas Area. These hydraulic fracturing methods have realized substantial initial production rates of light sweet crude oil and high BTU natural gas from depths between 4,500 and 5,000 ft. Geology experts have determined that the Marble Falls Formation covers approximately 1,500 square miles.

Harp Sangha, CEO and Chairman of Rango Energy, stated, "We are very excited to be entering into this agreement with Proco. And we are very optimistic about the potential of the Marble Falls formation which has seen substantial oil and natural gas production in over 1,200 wells in the region over the past few years. The Marble Falls formation continues to be a developing oil play within the Fort Worth Basin and we are thrilled to be launching our drilling efforts in this proven area of Texas. The formation appears to have natural fractures which built up major oil reserves from the migration of oil from the Barnett Shale Formation. Rango plans to initially drill 4 to 5 oil and natural gas wells as well as a water disposal well before fully expanding the program and moving to Phase 2 and 3."

About Rango Energy

Rango Energy, Inc. is an exploration stage oil and natural gas company with a strategy to identify, evaluate, explore, and develop new opportunities for oil and natural gas production across North America.

For further information please contact:

Rango Energy Inc.

Toll Free: 1 (888) 224-6039

www.rangoenergy.com

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Forward-looking statements are based on the opinions and estimates of management as of the date such statements are made, and are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward-looking statements. Many of these factors are beyond the Company's ability to control or predict. Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this news release can be found in the Company's filings with the SEC. Such risks and other factors include, among others, the ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability of financing on acceptable terms, accidents, labor disputes, acts of God and other risks of the oil and gas industry including, without limitation, risk of liability under environmental protection legislation, delays in obtaining governmental approvals or permits, title disputes or claims limitations on insurance coverage. The Company believes that the expectations reflected in the forward-looking statements included in this news release are reasonable; however, no assurance can be given that these expectations will prove to be correct, and such forward-looking statements should not be unduly relied upon.  The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.